Exhibit 99

Media Contact:

Tim Sommer

(314) 578-7672

timothy.sommer@graybar.com

Graybar Announces the Retirement of Randall R. Harwood

SVP and Chief Strategy Officer Set to Retire after 43 Years of Service

ST. LOUIS, MO., March 24, 2021 – Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, today announced the retirement of Senior Vice President and Chief Strategy Officer, Randall R. Harwood, effective June 1, 2021, after nearly 43 years of service with Graybar.

Harwood began his Graybar career in 1978 as a financial student in Seattle. He progressed through the ranks there as a financial assistant and as a financial manager. From 1980 to 1994 Harwood held financial manager roles in several Graybar locations and returned to Seattle as district financial manager in 1994. He was promoted to director, accounting and finance for the Seattle District in 2001 and was named director, finance for the District in 2004. Later in 2004, Harwood became district vice president in the Dallas District. He was elected to Graybar’s board of directors in 2009 and was named senior vice president and chief financial officer in 2013. Since moving into his current position in 2019, Harwood has been instrumental in moving Graybar’s strategic initiatives forward.

“Throughout his career, Randy has demonstrated uncompromising integrity, strong leadership and a commitment to our long-term success,” said Graybar’s Chairman, President and CEO Kathleen M. Mazzarella. “We thank Randy for his extraordinary contributions to Graybar and the industry, and we wish him all the best in his retirement.”

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of 292 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

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